UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2014

SITO Mobile Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 3, 2014 (the “Effective Date”), SITO Mobile, Ltd. (the “Parent”) entered into a Revenue Sharing and Note Purchase Agreement (the “Agreement”) by and among Single Touch Interactive, Inc., the Parent’s wholly-owned subsidiary (“Licensee”), Single Touch Interactive R&D IP, LLC, the Parent’s wholly-owned subsidiary (“Owner”, and, collectively, together with Parent and Licensee, the “Company”), Fortress Credit Co LLC, as collateral agent (the “Collateral Agent”), and CF DB EZ LLC (the “Revenue Participant”) and the Fortress Credit Co LLC (the “Note Purchaser” and together with the Revenue Participant, the “Investors”) that executed the Agreement.

On the Effective Date, the Company issued and sold senior secured notes (the “Note”) with an aggregate original principal amount of $10,000,000 (the “Original Principal Amount”) and issued, pursuant to a Subscription Agreement, 2,619,539 new shares of common stock to Fortress at $0.3817 per share (which represents the trailing 30-day average closing price) for an aggregate amount of $1,000,000. After deducting original issue discount of 10% on the Notes and a structuring fee to the Investors, the Parent received $9,850,000 before paying legal and due diligence expenses.

The Original Principal Amount of the Note shall bear interest at a rate equal to LIBOR plus 9% per annum. Such interest shall be paid in cash except that 2% per annum of the interest shall be paid-in-kind, by increasing the principal amount of the Notes by the amount of such interest. The term of the Notes is 42 months and the Company must make, beginning in October 2015, monthly amortization payments on the Notes, each in a principal amount equal to $333,334 until the Notes are paid in full. The Company shall also apply 85% of Monetization Revenues (as defined in the Agreement) from the Company’s patents to the payment of accrued and unpaid interest on, and then to repay outstanding principal (at par) of, the Notes until all amounts due with respect to the Notes have been paid in full. After the repayment of the Notes, in addition to the interest, the Company shall pay the Revenue Participants up to 50% of Monetization Revenues totaling (i) $5,000,000, if paid in full prior to March 31, 2018 and (ii) $7,500,000 thereafter (the “Revenue Stream”). The Company must also pay $350,000 to the Note Purchasers upon repayment of the Notes.

The Company may prepay the Notes in whole or in part, without penalty or premium, except that any optional prepayments of the Notes prior to the first anniversary of the Effective Date shall be accompanied by a prepayment premium equal to 5% of the principal amount prepaid

The Agreement contains certain standard Events of Default. The Company granted to the Collateral Agent, for the benefit of the Secured Parties, a non-exclusive, royalty free, license (including the right to grant sublicenses) with respect to the Patents, which shall be evidenced by, and reflected in, the Patent License Agreement. The Collateral Agent and the Investors agree that the Collateral Agent shall only use such license following an Event of Default. Pursuant to the Security Agreement, the Company granted the Investors a first priority senior security interest in all of the Company’s assets.

The foregoing description is a summary only, does not purport to set forth the complete terms of the Subscription Agreement, the Agreement or the Notes, the Security Agreement, the Patent Security Agreement, or Patent License Agreement or any other related ancillary documents which are exhibits to the Agreement), and is qualified in its entirety by reference to the Agreement filed as an exhibits to this Current Report.

Item 8.01. Other Events

With the proceeds from this financing, the Company repaid all outstanding convertible notes in the aggregate principal amount of $3,708,000 and accrued interest, which eliminated the potential issuance of approximately 7,756,000 of the Company’s common shares upon the conversion of the convertible notes.

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Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Revenue Sharing and Note Purchase Agreement, dated October 3, 2014
10.2	Subscription Agreement, dated October 3, 2014
99.1	Press Release, dated as of October 6, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2014

SITO Mobile Ltd.

By:	/s/Jerry Hug
Name:	Jerry Hug
Title:	Interim Chief Executive Officer

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